Exhibit (d)(11)

WHITEHORSE FINANCE, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 3,321,033 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

October 23, 2015

Dear Stockholder:

Enclosed for your consideration is a prospectus supplement, dated October 22, 2015 and the accompanying prospectus, dated August 25, 2015 (collectively, the “Prospectus”), pursuant to the offering by WhiteHorse Finance, Inc. (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 3,321,033 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on October 23, 2015 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The rights may be exercised at any time during the subscription period, which commences on October 23, 2015 and ends at 5:00 p.m., New York City time, on November 20, 2015, unless extended by the Company in its sole discretion (the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange. The Rights may not be purchased or sold, and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of Rights will be listed on the NASDAQ Global Select Market under the symbol “WHF.”

As described in the Prospectus, each Record Date Stockholder is entitled to receive one Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle Record Date Stockholders to purchase one new share of Common Stock for every 4.511505 Rights held (the “Basic Subscription”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus. As a result, the Company is requiring that a Record Date Stockholder deliver to the subscription agent for the Rights offering (the “Subscription Agent”) the Subscription Price of $13.55 per share in connection with the exercise of Rights pursuant to the Basic Subscription on or before the Expiration Date, except as otherwise indicated in the Section entitled “The Offering — Payment for Shares” in the Prospectus Supplement.

In addition, Record Date Stockholders who fully exercise their Rights will be entitled to subscribe, subject to the limitations described in the Prospectus and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised Rights (the “Over-Subscription Privilege”). For the reasons noted above, the Company is requiring that Record Date Stockholders deliver to the Subscription Agent the Subscription Price of $13.55 per share in connection with the exercise of any Over-Subscription Privilege, except as otherwise indicated in the Section entitled “The Offering — Payment for Shares” in the Prospectus Supplement.

As described in the Prospectus, prior to the Expiration Date, the Company intends to distribute an additional prospectus supplement related to the Rights offering including its financial condition as of, and results of operations for the quarter ended, September 30, 2015.

The Rights will be evidenced by subscription rights certificates (the “Subscription Rights Certificates”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date. No fractional shares of Common Stock will be issued pursuant to the Rights.

A Record Date Stockholder exercising its rights may withdraw its subscription at any time prior to the expiration date as indicated in the Prospectus.

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them. Should a beneficial holder of the Company’s Common Stock wish to withdraw its subscription, we are asking that it contact the appropriate institution or nominee and request it to effect the enclosed Notice of Withdrawal of Subscription for them.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the Basic Subscription, whether the Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting. You will also be required to deliver to the Subscription Agent the enclosed Notice of Withdrawal of Subscription should the beneficial owner of Rights wish to withdraw its subscription.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	A form of letter which may be sent to beneficial holders of the Company’s Common Stock;
3.	Notice of Withdrawal of Subscription; and
4.	A Notice of Guaranteed Delivery.

Rights not exercised on or prior to the Expiration Date will expire, except as otherwise indicated in the Section entitled “The Offering — Payment for Shares” in the Prospectus Supplement.

Additional copies of the enclosed materials may be obtained from the Information Agent, D.F. King & Co., Inc., toll-free at the following telephone number: (800) 591-8268.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 591-8268.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.